Exhibit 10.8

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of ____________________, 2022, is entered into by and between SatixFy Communications Ltd., a private company incorporated under the laws of the State of Israel, company registration No. 51-613503-5 (the “Company”), and the undersigned Director or Officer of the Company whose name appears on the signature page hereto (the “Indemnitee”).

WHEREAS,	Indemnitee is an Office Holder (“Nosse Misra”), as such term is defined in the Companies Law, 5759–1999, as amended (the “Companies Law” and “Office Holder” respectively), of the Company;

WHEREAS,	both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies;

WHEREAS,	the Amended and Restated Articles of Association of the Company (the "Articles") authorize the Company to indemnify and advance expenses to its Office Holders and provide for insurance and exculpation to its Office Holders, in each case, to the fullest extent permitted by applicable law;

WHEREAS,	the Company has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of the Company and that the Company should act to assure such persons that there will be increased certainty of such protection in the future, and (ii) it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS,	in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s continued service to the Company in an effective manner and, in part, in order to provide Indemnitee with specific contractual assurance that the indemnification, insurance and exculpation afforded by the Articles will be available to Indemnitee, the Company wishes to undertake in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by applicable law and as set forth in this Agreement and provide for insurance and exculpation of Indemnitee as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	INDEMNIFICATION AND INSURANCE.

1.1.	The Company hereby irrevocably undertakes to indemnify Indemnitee to the fullest extent permitted by applicable law for any liability and expense specified in Sections 1.1.1 through 1.1.4 below, imposed on Indemnitee due to or in connection with an act performed by such Indemnitee, either prior to or after the date hereof, in Indemnitee’s capacity as an Office Holder of the Company or of any subsidiary thereof (the “Corporate Capacity”). The term “act performed in Indemnitee’s capacity as an Office Holder” shall include, without limitation, any act, omission and failure to act. Notwithstanding the foregoing, in the event that the Office Holder is the beneficiary of an indemnification undertaking provided by a subsidiary of the Company or any other entity (other than a Secondary Indemnitor (as defined below), with respect to his Corporate Capacity with such subsidiary or entity, then the indemnification obligations of the Company hereunder with respect to such Corporate Capacity shall only apply to the extent that the indemnification by such subsidiary or other entity does not actually fully cover the indemnifiable liabilities and expenses relating thereto. The following shall be hereinafter referred to as “Indemnifiable Events”:

1.1.1.	Financial liability imposed on, or incurred by, Indemnitee in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court. For purposes of Section 1 of this Agreement, the term “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

1.1.2.	Expenses (as defined below) expended or incurred by Indemnitee as a result of an investigation or any proceeding instituted against the Indemnitee by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Indemnitee and without imposing on the Indemnitee a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Indemnitee but with imposing a financial obligation in lieu of a criminal proceeding for an offense that does not require proof of mens rea or in connection with a financial sanction; In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term "financial sanction" shall mean such term as referred to in Section 260(a)(1a) of the Companies Law;

1.1.3.	Expenses, including attorneys’ fees, incurred by or charged to Indemnitee by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offense that does not require proof of Mens Rea; and

1.1.4.	Any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Office Holder of the Company (including, without limitation, indemnification with respect to the matters referred to under Section 56h(b)(1) of the Israeli Securities Law 5728-1968, as amended (the "Securities Law"), if applicable, and Section 50P(b)(2) of the Israeli Economic Competition Law, 5758-1988 (the “Competition Law”)).

For the purpose of this Agreement, “Expenses” shall include, without limitation, reasonable attorneys’ fees and other reasonable costs and expenses paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided, and expenses paid or incurred by Indemnitee in successfully enforcing this Agreement. Expenses shall be considered paid or incurred by Indemnitee at such time as Indemnitee is required to pay or incur such cost or expenses, including upon receipt of an invoice or demand for payment. The Company shall pay the Expenses in accordance with the provisions of Section 1.3.

1.2.	The Company shall indemnify the Indemnitee under Section 1.1.1 only with respect to events described in Exhibit A hereto. The Board of Directors of the Company (the “Board”) has determined that the events listed in Exhibit A are likely to occur in light of the Company’s activity. The maximum amount of indemnification payable by the Company under Section 1.1.1 of this Agreement with respect to all Office Holders in the aggregate will be limited to an aggregate amount which shall not exceed the higher of (i) Five Million US Dollars (US$ 5,000,000) or 25% (twenty five percent) of the Company’s consolidated shareholders’ equity as is in accordance with the Company’s most recent consolidated annual financial statements, that existed as of the actual date of payment for the indemnification and (ii) the maximum coverage provided by the Company’s directors and officers liability insurance policy (the higher of subclause (i) and (ii), the “Limit Amount”).If the Limit Amount is insufficient to cover all the indemnity amounts payable with respect to all indemnifiable persons as aforesaid, then such amount shall be allocated to such Indemnifiable Persons pro rata according to the percentage of their culpability, as finally determined by a court in the relevant claim, or, absent such determination or in the event such persons are parties to different claims, based on an equal pro rata allocation among such indemnifiable persons calculated based on the amount of indemnification each of the Office Holders would have been entitled to receive but for the Limit Amount. The Limit Amount payable by the Company for the events described in Exhibit A is deemed by the Company to be reasonable in light of the circumstances. The indemnification provided under Section 1.1.1 herein shall not be subject to the limitations imposed by this Section 1.2 and Exhibit A if and to the extent such limits are no longer required by the Companies Law.

1.3.	If so requested by Indemnitee, and subject to the Company’s repayment and reimbursements rights set forth in Sections 4 and 6 below, the Company shall pay amounts to cover Indemnitee’s Expenses with respect to which Indemnitee is entitled to be indemnified under Section 1.1 above, as and when incurred. The payments of the Expenses shall be made by the Company directly to the Indemnitee within fifteen (15) days after the receipt by the Company of a written statement by such Indemnitee therefor to the Company. Such statement shall reasonably evidence the Expenses incurred by the Indemnitee and shall include or be preceded or accompanied by an undertaking by the Indemnitee to repay any expenses advanced, if the Indemnitee is not entitled to be indemnified against such expenses under this Agreement, all in accordance with Section 4.1 below. The Company may make payments in respect of Indemnitee’s legal expenses directly to the Indemnitee’s legal advisor, against a duly issued invoice, at the request of the Indemnitee. As part of the aforementioned undertaking and subject to other limitations in this Agreement, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

1.4.	The Company’s obligation to indemnify Indemnitee and advance Expenses in accordance with this Agreement shall be for such period (the “Indemnification Period”) as Indemnitee shall be subject to any actual, possible or threatened claim, action, suit, demand or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the Corporate Capacity as described in Section 1.1 above, whether or not Indemnitee is still serving in such position.

1.5.	The Company undertakes that, subject to the mandatory limitations under applicable law, as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors and officers liability insurance, which will include coverage for the benefit of the Indemnitee, providing coverage in amounts as reasonably determined by the Board. The Company hereby undertakes to notify the Indemnitee 30 days prior to the expiration or termination of the directors’ and officers’ liability insurance policy.

2.	The Company undertakes to give prompt written notice of the commencement of any claim hereunder or of circumstances which may lead to a claim hereunder, to its insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies. The above shall not derogate from the Company’s authority to freely negotiate or reach any compromise with the insurer which is reasonable, in the Company’s sole discretion, provided that the Company shall act in good faith and in a diligent manner.

3.	SPECIFIC LIMITATIONS ON INDEMNIFICATION.

Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee with respect to: (i) any act, event or circumstance with respect to which it is prohibited to do so under applicable law; (ii) a breach of Indemnitee’s duty of loyalty to the Company or any of its subsidiaries of which he is an Office Holder, except, to the extent permitted by law, for a breach of a duty of loyalty to the Company or any of its subsidiaries of which he is an Office Holder while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or any of its subsidiaries; (iii) an intentional or reckless breach of the duty of care, other than a breach arising solely out of Indemnitee’s negligent conduct; (iv) an action taken with the intent of unlawfully realizing personal gain; (v) a fine or penalty imposed upon the Indemnitee; or (vi) with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee against the Company, other than: (a) by way of defense or by way of third party notice to the Company in connection with a claim brought against the Indemnitee, or (b) in specific cases in which the Board has approved the initiation or bringing of such claim by Indemnitee.

4.	REPAYMENT OF EXPENSES.

4.1	In the event that the Company provides or is required to provide indemnification with respect to Expenses hereunder and at any time thereafter the Company determines, based on written advice from its legal counsel (the legal basis of which shall be provided to the Indemnitee in writing), that the Indemnitee was not entitled to such payments, the amounts so indemnified by the Company will be promptly repaid by Indemnitee, unless the Indemnitee disputes the Company’s determination in writing, in which case the Indemnitee’s obligation to repay to the Company shall be postponed until such dispute is resolved.

4.2	Indemnitee’s obligation to repay to the Company for any Expenses or other sums paid hereunder shall be deemed as a loan given to Indemnitee by the Company subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it, which is not considered a taxable benefit.

5.	SUBROGATION; SECONDARY INDEMNITORS.

5.1	Except as set forth in Section 5.2 below, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

5.2	The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by shareholder(s) of the Company, certain of their affiliates or other third parties (collectively, the “Secondary Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Articles (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Secondary Indemnitors, and, (iii) it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Without altering or expanding any of the Company’s indemnification obligations hereunder, the Company further agrees that no advancement or payment by the Secondary Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery to which the Indemnitee is entitled pursuant to this Agreement. The Company and Indemnitee agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 5.2.

6.	REIMBURSEMENT.

Except as set forth in Section 5.2 above, the Company shall not be liable under this Agreement to make any payment in connection with any Indemnifiable Event to the extent Indemnitee has otherwise actually received payment under any insurance policy or otherwise (without any obligation of Indemnitee to repay any such amount) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee, in accordance with the terms set forth in Section 5.2.

7.	EFFECTIVENESS.

The Company represents and warrants that this Agreement is valid, binding and enforceable in accordance with its terms and was duly adopted and approved by the Company and shall be in full force and effect immediately upon its execution.

8.	NOTIFICATION AND DEFENSE OF CLAIM.

In all Indemnifiable Events, indemnification will be subject to the following:

8.1	Indemnitee shall (a) notify the Company of the commencement of any action, suit or proceeding, and of the receipt of any notice or threat that any such legal proceeding has been or shall or may be initiated against Indemnitee (including any proceedings by or against the Company and any subsidiary thereof), promptly upon Indemnitee first becoming so aware; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and to the extent that such failure to provide notice materially and adversely prejudices the Company’s ability to defend such action; and (b) deliver to the Company, or to such person as it shall advise the Indemnitee, without delay all documents the Indemnitee receives in connection with these proceedings and provide such other information and cooperation as the Company shall reasonably request in connection therewith. Notice to the Company shall be directed to the Chief Executive Officer or Chief Financial Officer of the Company (or, if the Indemnitee is the Chief Executive Officer, then to the Chairman of the Board) at the address shown in the preamble to this Agreement (or such other address as the Company shall designate in writing to Indemnitee).

8.2	The Company will be entitled to participate therein at its own expense.

8.3	Except as otherwise provided below, the Company, alone or jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel selected by the Company for such purpose which counsel is reasonably reputable with experience in the relevant field. Indemnitee shall have the right to employ his or her own counsel in such action, suit or proceeding, but the fees and expenses associated with the retention of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the sole expense of Indemnitee, unless: (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; (ii) Indemnitee and the Company shall have concluded, or independent counsel that is reasonably reputable with experience in the relevant field has opined in writing, that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action; or (iii) the Company has not in fact employed within reasonable promptness (and in any case 21 days from Indemnitee’s written request) counsel to assume the defense of such action, in which cases the reasonable fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee or said independent counsel shall have reached the conclusion specified in (ii) above or if the circumstance specified in clause (iii) above shall apply.

8.4	The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected without the Company’s prior written consent.

8.5	If the Company shall have the right to conduct the defense of Indemnitee pursuant to the terms of this Agreement, it shall be entitled to do so as it sees fit in its sole discretion (provided that the Company shall conduct the defense in good faith and in a diligent manner), including the right to settle or compromise any claim or to consent to the entry of any judgment against Indemnitee without the consent of the Indemnitee, provided that the amount of such settlement, compromise or judgment does not exceed the Limit Amount (if applicable) and is fully indemnifiable pursuant to this Agreement (subject to Section 1.2 of this Agreement) and/or applicable law, and any such settlement, compromise or judgment does not impose any penalty or limitation on Indemnitee without the Indemnitee’s prior written consent. If the Company has the right to conduct the defense of Indemnitee pursuant to the terms of this Agreement, then at the request of the Company, the Indemnitee shall execute all documents reasonably required to enable the Company and/or its attorney as aforesaid to conduct Indemnitee’s defense in his/her name, and to represent the Indemnitee in all matters connected therewith, in accordance with the aforesaid. The Indemnitee’s consent shall not be required only if the settlement includes a complete release of Indemnitee, does not contain any admission of wrongdoing by Indemnitee, and includes monetary sanctions only as provided above. In the case of criminal proceedings, the Company and/or its legal counsel will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

8.6	Indemnitee shall fully cooperate with the Company and its attorneys in every reasonable way as may be required of Indemnitee within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents. Indemnitee shall give the Company all documents and other information with respect to any claim which is the subject matter of this Agreement or to the defense of other claims asserted against the Company (other than claims asserted by Indemnitee), except for documents or other information that (i) are privileged or otherwise protected from disclosure, or (ii) are otherwise reasonably available to Company, and provided that the Company shall cover all expenses, costs and fees incidental thereto such that the Indemnitee will not be required to pay or bear such expenses, costs and fees.

8.7	Indemnitee will do all things reasonably requested by the Board of Directors of the Company to subrogate to the Company any rights of recovery (including rights to insurance or indemnification from persons other than the Company, but other than Secondary Indemnitors) which the Indemnitee may have with respect to any proceeding.

8.8	If, in accordance with the terms of this Agreement, the Company has assumed the conduct of Indemnitee’s defense, the Company will have no liability or obligation pursuant to this Agreement to indemnify the Indemnitee for any legal expenses, including any legal fees, that Indemnitee may expend in connection with its defense following such assumption of defense, except in the event that the Indemnitee is entitled to retain separate counsel pursuant to the terms of this Agreement.

8.9	The Company will have no liability or obligation pursuant to this Agreement to indemnify the Indemnitee for any amount expended by the Indemnitee pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s prior written consent to such compromise or settlement, which consent shall not be unreasonably withheld or delayed.

9.	EXCULPATION.

Subject to the provisions of the Companies Law, the Company hereby releases, in advance, the Office Holder from liability to the Company for any damage that arises from the breach of the Office Holder’s duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law) or other acts and omissions as to which, according to applicable law, the Company is not entitled to exempt the Indemnitee.

10.	NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Articles, applicable law or otherwise, and to the extent that during the Indemnification Period the indemnification rights of the then serving directors and officers are more favorable to such directors or officers than the indemnification rights provided under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law.

11.	PARTIAL INDEMNIFICATION.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by Indemnitee in connection with any proceedings, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled under any provision of this Agreement. Subject to the provisions of Section 6 above, any amount received by Indemnitee in respect of Indemnifiable Events under any insurance policy which is not maintained by Company or otherwise shall not reduce the Limit Amount hereunder and shall not derogate from the Company’s obligation to indemnify the Indemnitee in accordance with the provisions of this Agreement up to the Limit Amount, as set forth in Section 1.2.

12.	BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In the event of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, the Indemnitee shall be entitled to the same indemnification and insurance provisions as the most favorable indemnification and insurance provisions afforded to the then-serving Office Holders of the Company. In the event that in connection with such transaction the Company purchases a directors’ and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover Indemnitee. This Agreement shall continue in effect during the Indemnification Period regardless of whether Indemnitee continues to serve in a Corporate Capacity.

Any amendment to the Companies Law, the Securities Law, the Competition Law or other applicable law adversely affecting the right of the Indemnitee to be indemnified insured or released pursuant hereto shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure the Indemnitee for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

13.	SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.	NOTICE.

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed provided if delivered personally, telecopied, sent by electronic facsimile, email, reputable overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses shown in the preamble to this Agreement, or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopier or an electronic facsimile or email, one business day after the date of transmission if confirmation of receipt is received, (iii) in the case of a reputable overnight courier, three business days after deposit with such reputable overnight courier service, and (iv) in the case of mailing, on the seventh business day following that on which the mail containing such communication is posted.

15.	GOVERNING LAW; JURISDICTION.

This Agreement shall be exclusively governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the conflicts of law provisions of those laws. The Company and Indemnitee each hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of Tel Aviv, Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

16.	ENTIRE AGREEMENT AND TERMINATION.

This Agreement represents the entire agreement between the parties and supersedes any other agreements, contracts or understandings between the parties, whether written or oral, with respect to the subject matter of this Agreement.

17.	NO MODIFICATION AND NO WAIVER.

No supplement, modification or amendment, termination or cancellation of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing. The Company hereby undertakes not to amend its Articles in a manner which will adversely affect the provisions of this Agreement.

18.	ASSIGNMENTS; NO THIRD PARTY RIGHTS

Neither party hereto may assign any of its rights or obligations hereunder except with the express prior written consent of the other party; provided that this Agreement shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee. Subject to the aforesaid, and without derogating from the terms of Section 5, nothing herein shall be deemed to create or imply an obligation for the benefit of a third party. Without limitation of the foregoing, nothing herein shall be deemed to create any right of any insurer that provides directors' and officers’ liability insurance, to claim, on behalf of Indemnitee, any rights hereunder.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties, each acting under due and proper authority, have executed this Indemnification Agreement as of the date first mentioned above, in one or more counterparts.

SatixFy Communications Ltd.	[______________]

By:	By:
Name:
Title:

[SatixFy Communications Ltd. – Signature Page to Indemnification Agreement]

EXHIBIT A*

CATEGORY OF INDEMNIFIABLE EVENT

1.	Claims in connection with employment relationships with employees of the Company, and in connection with business relations between the Company and its employees, independent contractors, customers, suppliers and various service providers.

2.	Negotiations, execution, delivery and performance of agreements of any kind or nature, anti-competitive acts, acts of commercial wrongdoing, approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision, actions concerning the approval of transactions with Office Holders or shareholders, including controlling persons, actions pursuant to or in accordance with the policies and procedures of the Company (whether or not such policies and procedures are published) and claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care with respect to the Company’s business.

3.	Violation, infringement, misappropriation, dilution and other misuse of copyrights, patents, designs, trade secrets, confidential information, proprietary information and any other intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy or any violation of privacy or privacy related right, including with respect to databases or handling, collection or use of private information, acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws.

4.	Approval of and recommendation or information provided to shareholders with respect to any and all corporate actions, including the approval of the acts of the Company’s management, their guidance and their supervision, matters concerning the approval of transactions with Office Holders (including, without limitation, all compensation related matters) or shareholders, including controlling persons and claims and allegations of failure to exercise business judgment, reasonable level of proficiency, expertise, care or any other applicable standard, with respect to the foregoing or otherwise with respect to the Company’s business, strategy, operations and prospective outlook, and any discussions, deliberations, reviews or other preparatory or preliminary phases relating to any of the foregoing.

5.	Violations or failure to comply with of securities laws of any jurisdiction, including without limitation, claims under the U.S. Securities Act of 1933, as amended from time to time, or the U.S. Securities Exchange Act of 1934, as amended from time to time, or under the Israeli Securities Law, as amended from time to time, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders optionholders, holders of any other equity or debt instrument of the Company, and otherwise with the investment community (including without limitation any such claims relating to merger, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of the Company) and any claims related to the Sarbanes-Oxley Act of 2002, as amended from time to time; claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction, including in connection with disclosure, offering or other transaction related documents; actions taken in connection with the issuance, purchase, holding or disposition of any type of securities of Company, including, without limitation, the grant of options, warrants or other rights to purchase any of the same.

6.	Actions in connection with investments the Company makes, whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company;

7.	Actions in connection with the sale, purchase and holding of negotiable securities or other investments by, for or in the name of the Company.

8.	Liabilities arising in connection with any products or services developed, distributed, sold, provided, licensed or marketed by the Company, and any actions in connection with the distribution, sale, license or use of such products or services.

9.	The offering of securities by the Company (whether on behalf of itself or on behalf of any holder of securities and any other person) to public/private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings.

10.	Reorganization, dissolution, or any decision concerning any of the foregoing.

11.	Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, including the sale, lease or purchase of any assets or business.

12.	Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf.

13.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, county, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

14.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.

15.	Participation and/or non-participation at the Company’s Board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s Board meetings, including, in each case, any committee thereof.

16.	Review and approval of the Company’s financial statements, including any action, consent or approval related to or arising from the foregoing, including, without limitations, execution of certificates for the benefit of third parties related to the financial statements.

17.	Violation of laws, rules or regulations requiring the Company to obtain regulatory and governmental licenses, permits and authorizations (including without limitation relating to export, import, encryption, antitrust or competition authorities) or laws related to any governmental grants in any jurisdiction.

18.	Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies and/or investment in corporate or other entities and/or investments in other traded or non-traded securities and/or any other form of investment.

19.	Liabilities arising out of advertising, including misrepresentations regarding the Company's products or services and unlawful distribution of emails.

20.	An announcement or statement, including a position taken or an opinion or representation made in good faith by the Office Holder in the course of his duties or in conjunction with his duties, whether in public or in private.

21.	Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.

22.	Any action or decision in relation to protection of work safety and/or working conditions, including with respect to provisions of the law, procedures or standards as applicable in or outside of Israel with relating to protection of work safety, pertaining, inter alia, to contamination, health protection, production processes, distribution, use, treatment, storage and transportation of certain materials, including in connection with corporal damage, property and environmental damages.

23.	All actions, consents and approvals relating to a distribution of dividends, in cash or otherwise, or to any other “distribution” as such term is defined under the Companies Law and/or repurchase of shares or returns of capital of the Company.

24.	Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a person serving in a capacity of an Office Holder of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such person serving in such Office Holder.

*	Any reference in this Exhibit A to the Company shall include the Company, all of its subsidiaries and companies held by it and any entity in which the Indemnitee serves in a Corporate Capacity.